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Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-120494

        PROSPECTUS SUPPLEMENT
(To Prospectus dated June 13, 2005)

20,000,000 Depositary Shares

HSBC Finance Corporation

Each Representing One-Fortieth of a Share of
6.36% Non-Cumulative Preferred Stock, Series B
(liquidation preference $1,000 per share)

        As a holder of Depositary Shares, you are entitled to all proportional rights and preferences of the Series B Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights acting through the Depositary. The proportional liquidation preference of each Depositary Share is $25.

        Dividends on the Series B Preferred Stock will accrue from June 23, 2005 and will be payable when, as and if declared by the board of directors of HSBC Finance quarterly on the 15th calendar day of March, June, September and December of each year, commencing September 15, 2005. Dividends on the Series B Preferred Stock will be payable at a rate of 6.36% per annum.

        Dividends on the Series B Preferred Stock will be non-cumulative. Accordingly, if for any reason our board of directors does not declare a dividend on the Series B Preferred Stock for a dividend period, we will not pay a dividend for that dividend period on the dividend payment date for that dividend period or at any future time, whether or not our board of directors declares dividends on the Series B Preferred Stock for any subsequent dividend period. However, with certain exceptions, we may not declare or pay dividends on or redeem or purchase our common stock or other series of preferred stock at any time if we have not declared, paid or set aside for payment full dividends on the Series B Preferred Stock for the then-current dividend period.

        We may redeem the Series B Preferred Stock on any date on or after June 24, 2010, in whole or in part, at a redemption price equal to $1,000 per share of Series B Preferred Stock (which is equal to $25 per Depositary Share) plus accrued and unpaid dividends for the then-current dividend period to the date fixed for redemption.

        Application will be made to list the Depositary Shares on the New York Stock Exchange. Trading on the New York Stock Exchange is expected to begin within 30 days of the initial delivery of the Depositary Shares.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Public Offering Price	$25.00	$500,000,000
Underwriting Discount	$0.7875	$15,750,000
Proceeds to HSBC Finance (before expenses)	$24.2125	$484,250,000

        The underwriting discount will be $0.50 per Depositary Share with respect to any Depositary Shares sold to certain institutions. Therefore, to the extent of any such sales to any such institutions, the actual total underwriting discount will be less than, and the actual total proceeds to HSBC Finance will be greater than, the amounts shown in the table above.

        The public offering price set forth above does not include accrued dividends, if any. Dividends on the Series B Preferred Stock will accrue from June 23, 2005 and will be included in the purchase price paid by the purchasers if the Depositary Shares are delivered after June 23, 2005.

        The Depositary Shares will be ready for delivery in book-entry form only through The Depository Trust Company on or about June 23, 2005.

        To the extent that the underwriters sell more than 20,000,000 Depositary Shares, the underwriters have the option to purchase, during the 30-day period commencing with the date of this prospectus supplement, up to an additional 3,000,000 Depositary Shares from HSBC Finance at the public offering price less the applicable underwriting discount.

        HSBC Finance may use this prospectus supplement and the accompanying prospectus in connection with the initial sale of these securities. In addition, HSBC Securities (USA) Inc., or other affiliates of HSBC Finance., may use this prospectus supplement and the accompanying prospectus in market-making transactions in these securities after their initial sale. Unless HSBC Finance or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and the accompanying prospectus is being used in a market-making transaction.

Joint Book-Running Managers

HSBC	Citigroup	Morgan Stanley	UBS Investment Bank

Banc of America Securities LLC	Credit Suisse First Boston	Deutsche Bank Securities	JPMorgan

The date of this prospectus supplement is June 15, 2005.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The Company has not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or any sales of the Depositary Shares.

        In this prospectus supplement and the accompanying prospectus, the "Company," "HSBC Finance" and "we" refer to HSBC Finance Corporation.

USE OF PROCEEDS

        HSBC Finance will apply the net proceeds (estimated to be approximately $486 million) from the sale of the Depositary Shares to its general funds to be used in its financial services business, including the funding of investments in, or extensions of credit to, affiliates of HSBC Finance. Pending such applications, the net proceeds will be used initially to reduce outstanding commercial paper of HSBC Finance. The proceeds of such commercial paper are used in connection with HSBC Finance's financial services business.

EARNINGS RATIOS

        The ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for HSBC Finance and its subsidiaries for the periods indicated below was as follows:

	Three months ended
			Year Ended December 31,		March 29 to December 31,	January 1 to March 28,		Year Ended December 31,
	March 31,
	2005	2004	2004		2003	2003		2002		2001	2000
	(Successor)		(Successor)		(Successor)	(Predecessor)		(Predecessor)
Ratio of Earnings to Fixed Charges(1)	1.90	1.98	1.92	(2)	1.99	1.47	(3)	1.57	(4)	1.66	1.63
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1)	1.85	1.91	1.86	(2)	1.91	1.42	(3)	1.54	(4)	1.65	1.62

(1)
For purposes of calculating these ratios, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness (including capitalized interest) and one-third of rental expense (approximating the portion which represents interest). Preferred stock dividends represent an amount equal to income, before tax, which would be required to meet the dividends on preferred stock.

(2)
The ratios for the year ended December 31, 2004 were negatively impacted by the adoption of Federal Financial Institutions Examination Council charge-off policies for our domestic private label and MasterCard and Visa portfolios in December 2004 and positively impacted by the gain on the bulk sale of our domestic private label receivables to HSBC Bank USA, National Association in December 2004. Excluding these items, our ratio of earnings to fixed charges would have been 1.83 and our ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.77. These non-GAAP financial ratios are provided for comparison of our operating trends only.

(3)
The ratios for the period January 1 to March 28, 2003 were negatively impacted by HSBC Holdings acquisition related costs and other merger related items incurred by HSBC Finance. Excluding these charges, our ratio of earnings to fixed charges would have been 1.69 and our ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.63. These non-GAAP financial ratios are provided for comparison of our operating trends only.

(4)
The ratios for the year ended December 31, 2002 were negatively impacted by a settlement charge and related expenses and the loss on the disposition of Thrift assets and deposits. Excluding these items, our ratio of earnings to fixed charges would have been 1.80 and our ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.76. These non-GAAP financial ratios are provided for comparison of our operating trends only.

In accordance with the guidelines for accounting for business combinations, the purchase price paid by HSBC Holdings plc for its acquisition of HSBC Finance plus related purchase accounting adjustments have been "pushed down" and recorded in our financial statements for the periods subsequent to March 28, 2003. This has resulted in a new basis of accounting reflecting the fair market value of our assets and liabilities for the "successor" periods beginning March 29, 2003. Information for all "predecessor" periods prior to the merger are presented using our historical basis of accounting, which impacts comparability to our "successor" periods.

DESCRIPTION OF DEPOSITARY SHARES

        The following summary description of the Depositary Shares supplements the description of the terms of the Depositary Shares set forth under the heading "Description of Preferred Stock—Depositary Shares" in the accompanying prospectus, to which description you should refer. The summary description of the Depositary Shares set forth below is not complete and is subject to and qualified in its entirety by reference to the Deposit Agreement referred to below, the form of which has been filed with the Securities and Exchange Commission.

        Each Depositary Share represents ownership of one-fortieth of a share of the 6.36% Non-Cumulative Preferred Stock, Series B (the "Series B Preferred Stock") described below under "Terms of the Series B Preferred Stock." The shares of Series B Preferred Stock represented by the Depositary Shares will be deposited with HSBC Bank USA, N.A., as Depositary (the "Depositary"), under a Deposit Agreement (the "Deposit Agreement") among the Company, the Depositary and the holders from time to time of the depositary receipts issued by the Depositary (the "Depositary Receipts"). The Depositary Receipts will evidence the Depositary Shares. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the one-fortieth of a share of the Series B Preferred Stock represented by the Depositary Share, to all the rights and preferences of the Series B Preferred Stock represented by the Depositary Share (including dividend, voting, redemption and liquidation rights). Since each share of Series B Preferred Stock is entitled to one vote on matters on which the Series B Preferred Stock is entitled to vote, each Depositary Share will, in effect, be entitled to one-fortieth of a vote, rather than one full vote, per Depositary Share. See "Description of Preferred Stock—Depositary Shares" in the accompanying prospectus.

        HSBC Bank USA, N.A., will be the transfer agent and registrar for the Depositary Shares and the Series B Preferred Stock.

TERMS OF THE SERIES B PREFERRED STOCK

        The following description of the terms of the Series B Preferred Stock supplements the description of the general terms and provisions of the preferred stock of the Company set forth under the heading "Description of Preferred Stock" in the accompanying prospectus, to which description you should refer. The description of certain provisions of the Series B Preferred Stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designation, Preferences and Rights relating to the Series B Preferred Stock which will be filed with the Securities and Exchange Commission at or prior to the time of issuance of the Series B Preferred Stock.

General

        The Series B Preferred Stock will rank on a parity as to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company with the Company's other outstanding series of preferred stock (described under the heading "Description of Preferred Stock—Description of Authorized Series of Preferred Stock—Series A Preferred Stock" in the accompanying prospectus) and prior to the Company's common stock.

Dividends

        Dividends on the stated value per share of the Series B Preferred Stock will be payable at an annual rate of 6.36% and will be payable quarterly on the 15th day of March, June, September and December in each year, commencing September 15, 2005, to holders of record as they appear on the stock books of the Company on each record date, which shall be the date, not more than 60 nor less than 10 days preceding each dividend payment date, as shall be fixed by the board of directors of the Company, when, as and if declared by the board of directors of the Company, out of assets of the

Company legally available therefor. "Dividend period" means the period from and including each dividend payment date to but excluding the next succeeding dividend payment date, except that the initial dividend period will be the period from and including the date of original issue to but excluding September 15, 2005. The rate at which dividends will be payable for each full dividend period will be determined by dividing the annual rate by four. Dividends payable for any period shorter than a full dividend period will be computed on the basis of 30-day months, a 360 day year and the actual number of days elapsed in the period. Dividends will cease to accrue after the redemption date for shares of the Series B Preferred Stock, as described below under "Optional Redemption", unless the Company defaults in the payment of the redemption price for the shares called for redemption. The stated value per share of Series B Preferred Stock is $1,000 (equivalent to $25 per Depositary Share).

        Notwithstanding the foregoing, if on or prior to any dividend payment date the board of directors of the Company determines in its absolute discretion that the dividend that would have otherwise been declared and payable on that dividend payment date should not be paid, or should be paid only in part, then the dividend for that dividend period will, in accordance with such determination, either not be declared and payable at all or only be declared and payable in part. If a dividend on the Series B Preferred Stock is not paid, or is paid only in part, the holders of the Series B Preferred Stock will not have a claim with respect to the non-payment or non-payment in part of the dividend, as applicable. The Company will not have any obligation to pay the dividend accrued for the relevant dividend period or to pay interest thereon, whether or not dividends on the Series B Preferred Stock are declared for any subsequent dividend period.

        If in any dividend period, dividends have not been paid in full or declared and set apart for payment on all outstanding shares of Series B Preferred Stock for such dividend period, the Company may not (i) declare or pay any dividends or other distributions (excluding dividends paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of the Company or shares of any other capital stock of the Company ranking junior to the Series B Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company) or set funds apart for payment on the common stock or on any other capital stock of the Company ranking junior to the Series B Preferred Stock with respect to the payment of dividends, or (ii) purchase, redeem or otherwise acquire any shares of preferred stock or any shares of capital stock of the Company ranking on a parity with or junior to the Series B Preferred Stock with respect to the payment of dividends, except by conversion into or exchange for capital stock of the Company ranking junior to the Series B Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, until the earlier of (A) the date on which the Company next declares and pays (or sets aside funds for payment of) in full dividends on the Series B Preferred Stock for any subsequent dividend period or (B) the date on or by which all of the Series B Preferred Stock are either redeemed in full or purchased by or for the account of the Company, in each case in accordance with the amended and restated certificate of incorporation of the Company and the terms of the Series B Preferred Stock; provided, however, that any moneys set aside in trust as a sinking fund payment for any series of preferred stock pursuant to the resolutions providing for the issue of shares of such series may thereafter be applied to the purchase or redemption of preferred stock of such series whether or not at the time of such application full accrued dividends upon the outstanding Series B Preferred Stock shall have been paid or declared and set apart for payment.

        So long as any shares of Series B Preferred Stock remain outstanding, if the stated dividends or amounts payable on liquidation, dissolution or winding up of the Company are not paid in full with respect to all outstanding shares of parity stock, all such shares will share ratably (i) in the payment of dividends, including accumulations (if any) in accordance with the sums that would be payable in respect of all outstanding shares of parity stock if all dividends were paid in full and (ii) in any distribution of assets upon liquidation, dissolution or winding up of the Company, in accordance with the sums that would be payable in respect of all outstanding parity stock if all sums payable were discharged in full.

Rights Upon Liquidation

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Stock at the time outstanding will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to the Series B Preferred Stock upon liquidation, liquidating distributions in the amount of $1,000 per share (equivalent to $25 per Depositary Share) plus an amount equal to accrued and unpaid dividends for the then-current dividend period. If upon any voluntary or involuntary liquidation, dissolution or winding up involving the Company, the amounts payable with respect to the Series B Preferred Stock and all outstanding shares of stock ranking on a parity with the Series B Preferred Stock (the Series B Preferred Stock and all such other stock being herein called "parity stock"), are not paid in full, the holders of all parity stock will share ratably in the distribution of the Company's assets in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of the Series B Preferred Stock will not be entitled to any further participation in any distribution of the Company's assets. Neither a merger or consolidation of the Company nor a sale, lease or transfer of substantially all of the assets of the Company will be deemed to be a liquidation, dissolution or winding up of the Company for purposes of the foregoing provision.

Optional Redemption

        The Series B Preferred Stock will not be redeemable prior to June 24, 2010. So long as the full dividends on all outstanding shares of Series B Preferred Stock for the then-current dividend period have been paid or declared and a sum sufficient for payment set aside, the Series B Preferred Stock will be redeemable, at the option of the Company, in whole or in part from time to time on or after June 24, 2010, upon not less than 30 nor more than 60 days' notice, at $1,000 per share (equivalent to $25 per Depositary Share), plus an amount equal to accrued and unpaid dividends for the then-current dividend period to the date fixed for redemption (whether or not earned or declared). In the event of partial redemptions of the Series B Preferred Stock, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the board of directors of the Company or by any other method determined to be equitable by the board of directors of the Company.

        Any redemption of the Series B Preferred Stock must be approved by the Federal Reserve Bank of New York and the Financial Services Authority of the United Kingdom (unless such approvals are not required at the time established for redemption).

        The Series B Preferred Stock will not be entitled to the benefits of any sinking fund.

Voting Rights

        The Series B Preferred Stock will have no voting rights except as set forth below or as otherwise provided by law.

        Whenever, at any time or times, dividends payable on the shares of Series B Preferred Stock have not been declared and paid for six quarters, whether or not consecutive, then at the next annual meeting of stockholders and at any annual meeting thereafter and at any meeting called for the election of directors, until the date on which the Company next declares and pays (or sets aside funds for payment of) in full dividends on the Series B Preferred Stock for at least four subsequent dividend periods, the holders of the Series B Preferred Stock either alone or together with the holders of one or more other series of preferred stock at the time outstanding that are granted such voting rights, voting as a class, shall be entitled, to the exclusion of the holders of one or more other series or classes of stock having general voting rights, to vote for and elect two additional members of the board of directors of the Company, and the holders of common stock together with the holders of any series or class or classes of stock of the Company having general voting rights and not then entitled to elect two members of the board of directors as described in this paragraph to the exclusion of the holders of all series then so entitled, shall be entitled to vote and elect the balance of the board of directors. In such case, the board of directors of the Company shall be increased by two directors. The rights of the holders of the Series B Preferred Stock to participate (either alone or together with the holders of one or more other series of preferred stock at the time outstanding that are granted such voting rights) in the exclusive election of two members of the board of directors of the Company will continue until the date on which the Company next declares and pays (or sets aside funds for payment of) in full dividends on the Series B Preferred Stock for at least four subsequent dividend periods. At elections for such directors, each holder of Series B Preferred Stock shall be entitled to one vote for each share of Series B Preferred Stock held of record on the record date established for the meeting. The holders of Series B Preferred Stock will not have the right to cumulate such shares in voting for the election of directors. At the annual meeting of stockholders next following the termination (by reason of the payment or provision for the payment in full of dividends on the Series B Preferred Stock for a subsequent dividend period) of the exclusive voting power of the holders of Series B Preferred Stock and the holders of all other series of preferred stock that have been entitled to vote for and elect such two members of the board of directors of the Company as described above, the terms of office of all persons who have been elected directors of the Company by vote of such holders shall terminate and the two vacancies created to accommodate the exclusive right of election described above shall thereupon be eliminated and the board of directors shall be decreased by two directors.

        So long as any shares of Series B Preferred Stock remain outstanding, the affirmative vote of the holders of at least two-thirds of the shares of Series B Preferred Stock outstanding at the time given in person or by proxy, at any special or annual meeting called for the purpose, will be necessary to permit, effect or validate any one or more of the following:

  •
  The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of preferred stock) ranking prior to the Series B Preferred Stock as to dividends or amounts payable on liquidation, dissolution or winding up of the Company;

  •
  The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of preferred stock) ranking on a parity with the Series B Preferred Stock unless the certificate of designations, preferences and rights or other provisions of the amended and restated certificate of incorporation of the Company creating or authorizing such class or series provides that if in any case the stated dividends or amounts payable on liquidation, dissolution or winding up of the Company are not paid in full on all outstanding shares of parity stock, the shares of all parity stock will share ratably (x) in the payment of dividends, including accumulations (if any), in accordance with the sums that would be payable on all parity stock if all dividends in respect of all shares of parity stock were paid in full and (y) on any distribution of assets upon liquidation, dissolution or winding up of the Company in accordance with the sums that would be payable in respect of all shares of parity stock if all sums payable were discharged in full; or

  •
  The amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the amended and restated certificate of incorporation of the Company, which would materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized preferred stock or the Company's Series A Preferred Stock or Series B Preferred Stock, or any other capital stock of the Company, or the creation and issuance of other series of preferred stock, including convertible preferred stock, or any other capital stock of the Company, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, shall not be deemed to affect materially and adversely such rights, preferences, privileges or voting powers.

        The voting rights described above will not apply to any shares of Series B Preferred Stock if, at or prior to the time voting rights would otherwise arise, all outstanding shares of Series B Preferred Stock have been redeemed or called for redemption and sufficient funds have been deposited in trust to effect such redemption.

Conversion Rights

        The holders of the Series B Preferred Stock will not have any rights to convert shares of the Series B Preferred Stock into shares of any other class or series of capital stock (or any other security) of the Company.

Additional Shares

        The Company may from time to time, without notice to or the consent of the holders of the Series B Preferred Stock, authorize and issue additional shares of Series B Preferred Stock.

CERTAIN U.S. INCOME TAX CONSIDERATIONS

        The following is a summary of the principal U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Depositary Shares. The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations and judicial or administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, regulated investment companies, real estate investment trusts, persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold the Depositary Shares as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold the Depositary Shares as "capital assets" and who purchase the Depositary Shares in the initial offering at the initial offering price. Each potential investor should consult with its own tax adviser as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion and disposition of the Depositary Shares.

General

        Beneficial owners of Depositary Shares will be treated as owners of the underlying Series B Preferred Stock for U.S. federal income tax purposes.

U.S. Holders

        The discussion in this section is addressed to a U.S. holder, who for this purpose means a beneficial owner of Depositary Shares who or which is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust treated as a United States person under Section 7701(a)(30) of the Code.

        Dividends.    Distributions with respect to the Depositary Shares will be taxable as dividend income when paid to the extent of the Company's current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the Depositary Shares exceeds the Company's current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in such Depositary Shares, and thereafter as capital gain.

        Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by an individual U.S. holder in respect of the Depositary Shares before January 1, 2009 will generally be subject to taxation at a maximum rate of 15% (or a lower rate for individuals in certain tax brackets). In addition, subject to similar exceptions for short-term and hedged positions, distributions on the Depositary Shares constituting dividend income paid to holders that are U.S. corporations will generally qualify for the 70% dividends-received deduction. A U.S. holder should consult its own tax advisers regarding the availability of the reduced dividend tax rate and the dividends-received deduction in the light of its particular circumstances.

        Dispositions.    A U.S. holder will generally recognize capital gain or loss on a sale or exchange of the Depositary Shares equal to the difference between the amount realized upon the sale or exchange and such U.S. holder's adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the shares sold or exchanged is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

        Information reporting and backup withholding on U.S. holders.    Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on the Depositary Shares and to certain payments of proceeds on the sale or redemption of the Depositary Shares unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

        Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder's U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder provides the required information to the Internal Revenue Service (the "IRS"). Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner.

        Information returns will generally be filed with the IRS in connection with the payment of dividends on the Depositary Shares to non-corporate U.S. holders and certain payments of proceeds to non-corporate U.S. holders on the sale or redemption of the Depositary Shares.

Non-U.S. Holders

        The discussion in this section is addressed to non-U.S. holders of the Depositary Shares. For this purpose, a non-U.S. holder is a beneficial owner of Depositary Shares other than a U.S. holder or a partnership.

        Dividends.    Generally, dividends paid to a non-U.S. holder with respect to the Depositary Shares will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty (provided the non-U.S. holder furnishes the payor with an appropriate, properly completed IRS Form W-8BEN certifying that such holder is eligible for treaty benefits), unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and the non-U.S. holder provides the payor with a properly completed IRS Form W-8ECI). Dividends that are effectively connected with such trade or business (and, if a tax treaty applies, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder)

will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates and, in the case of a non-U.S. holder which is a corporation, may be subject to a "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

        Dispositions.    A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or redemption of the Depositary Shares so long as:

  •
  the gain is not effectively connected with a U.S. trade or business of the holder (or if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such non-U.S. holder); and

  •
  in the case of a nonresident alien individual, such holder is not present in the United States for 183 or more days in the taxable year of the sale or disposition (in which case the gain may be subject to tax if certain other conditions are met).

        Information reporting and backup withholding on non-U.S. holders.    Payment of dividends and the tax withheld with respect thereto are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available by the IRS under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN (or other applicable form) certifying as to their non-U.S. status, or such non-U.S. holders otherwise establish an exemption.

        Payment by a U.S. office of a broker of the proceeds of a sale of the Depositary Shares is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on IRS Form W-8BEN (or other applicable form), or otherwise establishes an exemption. Subject to certain limited exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of the Depositary Shares if such sale is effected through a foreign office of a broker.

UNDERWRITING

Initial Offering and Sale

        Subject to the terms and conditions set forth in an underwriting agreement (the "underwriting agreement") between the Company and the underwriters named below (the "underwriters"), the Company has agreed to sell to the underwriters, and the underwriters have agreed severally to purchase from the Company, the number of Depositary Shares listed opposite their names below.

Underwriter	Number of Depositary Shares
HSBC Securities (USA) Inc.	3,130,000
Citigroup Global Markets Inc.	3,130,000
Morgan Stanley & Co. Incorporated	3,130,000
UBS Securities LLC	3,130,000
Banc of America Securities LLC	1,000,000
Credit Suisse First Boston LLC	1,000,000
Deutsche Bank Securities Inc.	1,000,000
J.P. Morgan Securities Inc.	1,000,000
ABN AMRO Incorporated	200,000
BNP Paribas Securities Corp.	200,000
BNY Capital Markets, Inc.	200,000
Comerica Securities, Inc.	200,000
Fifth Third Securities, Inc.	200,000
RBC Dain Rauscher Inc.	200,000
Wells Fargo Brokerage Services	200,000
A.G. Edwards & Sons, Inc.	100,000
Advest, Inc.	100,000
Bear, Stearns & Co. Inc.	100,000
Charles Schwab & Co., Inc.	100,000
H&R BLOCK Financial Advisors, Inc.	100,000
Key Banc Capital Markets, A Division of McDonald Investments Inc.	100,000
Lehman Brothers Inc.	100,000
Oppenheimer & Co Inc.	100,000
Piper Jaffray & Co.	100,000
Quick & Reilly, Inc.	100,000
SunTrust Capital Markets, Inc.	100,000
TD Securities (USA) Inc.	100,000
BB&T Capital Markets, A Division of Scott & Stringfellow, Inc.	40,000
Blaylock & Partners, L.P.	40,000
C.L. King & Associates, Inc.	40,000
Crowell, Weedon & Co.	40,000
D.A. Davidson & Co.	40,000
Davenport & Company LLC	40,000
Ferris, Baker Watts Incorporated	40,000
J.J.B. Hilliard, W.L. Lyons, Inc.	40,000
Janney Montgomery Scott Inc.	40,000
Legg Mason Wood Walker, Incorporated	40,000
Loop Capital Markets, LLC	40,000
Mesirow Financial, Inc.	40,000
NatCity Investments, Inc.	40,000
Parker/Hunter Incorporated	40,000
Raymond James & Associates, Inc.	40,000
Robert W. Baird & Co. Incorporated	40,000
Ryan Beck & Co. LLC	40,000
Southwest Securities, Inc.	40,000
Stifel Nicoluas & Company, Incorporated	40,000
Utendahl Capital Group, LLC.	40,000
William Blair & Company L.L.C.	40,000
The Williams Capital Group, L.P.	40,000

Total	20,000,000

        If the underwriters sell more Depositary Shares than the total number being offered, the underwriters have an option to buy up to an additional 3,000,000 Depositary Shares from the Company to cover such sales. The underwriters may purchase these shares pursuant to this option during the 30-day period commencing with the date of this prospectus supplement. If the underwriters exercise this option, each of the underwriters will, subject to certain conditions, purchase a number of additional Depositary Shares proportionate to their commitment shown in the table above. The following table shows the public offering price, underwriting discounts and proceeds, before expenses, to the Company assuming both no exercise and full exercise of the underwriters' option to purchase 3,000,000 additional Depositary Shares.

		Total
	Per Depositary Share	Without Over-Allotment	With Over-Allotment
Public offering price	$25.00	$500,000,000	$575,000,000
Underwriting Discount	$0.7875	$15,750,000	$18,112,500
Proceeds, before expenses	$24.2125	$484,250,000	$556,887,500

        The underwriting agreement provides that the obligations of the underwriters to purchase the Depositary Shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the Depositary Shares sold pursuant to the underwriting agreement if any of the Depositary Shares are sold. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        The underwriters have advised the Company that it proposes initially to offer the Depositary Shares to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at that price less a concession not in excess of $0.50 per Depositary Share. The underwriters may allow, and such dealers may reallow, a discount not in excess of $0.25 per Depositary Share to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

        The underwriting agreement provides that the Company will indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or contribute to payments the underwriters may be required to make in respect thereof. The Company's expenses related to this offering will be approximately $500,000.

        Application will be made to list the Depositary Shares on the New York Stock Exchange. The underwriters have advised the Company that the underwriters currently intend to make a market in the Depositary Shares, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Depositary Shares and may discontinue any such market-making at any time at their sole discretion. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Depositary Shares or that an active public market for the Depositary Shares will develop. If an active public trading market for the Depositary Shares does not develop, the market price and liquidity of the Depositary Shares may be adversely affected.

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, commercial and investment banking and other commercial dealings in the ordinary course of business with the Company. They have received customary fees and commissions for these transactions.

        In connection with the offering made hereby, the underwriters may purchase and sell the Depositary Shares in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Short positions created by the underwriters involve the sale by the underwriters of a greater number of Depositary Shares than they are required to purchase from the Company. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Depositary Shares. The underwriters may also impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Depositary Shares sold in the offering may be reclaimed by the underwriters if such Depositary Shares are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Depositary Shares, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange or otherwise.

        Neither the Company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Depositary Shares. In addition, neither the Company nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued.

        The Company and HSBC Securities (USA) Inc. are wholly-owned indirect subsidiaries of HSBC Holdings plc. Accordingly, the offering of the Depositary Shares is being conducted in accordance with the applicable provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"). In accordance with such rules, an NASD member participating in the distribution of the Depositary Shares is not permitted to confirm sales to accounts over which it exercises discretionary authority without prior specific written consent of the member's customer.

        HSBC Securities (USA) Inc. has no obligation to make a market in the Depositary Shares and, if commenced, may discontinue its market-making activities at any time without notice, at their sole discretion. Furthermore, HSBC Securities (USA) Inc. may be required to discontinue its market-making activities during periods when the Company is seeking to sell certain of its securities or when HSBC Securities (USA) Inc., such as by means of its affiliation with the Company, learns of material non-public information relating to the Company. HSBC Securities (USA) Inc. would not be able to recommence its market-making activities until such sale has been completed or such information has become publicly available. It is not possible to forecast the impact, if any, that any such discontinuance may have on the market for the Depositary Shares. Although other broker-dealers may make a market in the Depositary Shares from time to time, there can be no assurance that any other broker-dealer will do so at any time when HSBC Securities (USA) Inc. discontinues its market-making activities. In addition, any such broker-dealer that is engaged in market-making activities may thereafter discontinue such activities at any time at its sole discretion.

        It is expected that the delivery of the Depositary Shares will be made against payment therefore on or about the date specified on the cover page of this prospectus supplement, which is the sixth business day following the date hereof. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Depositary Shares on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the Depositary Shares will settle in T + 6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Market Making Resales by Affiliates

        This prospectus supplement together with the accompanying prospectus and your confirmation of sale may also be used by HSBC Securities (USA) Inc. in connection with offers and sales of the Depositary Shares in market-making transaction at negotiated prices related to prevailing market prices at the time of sale. In a market-making transaction, HSBC Securities (USA) Inc. may resell a security it acquires from other holders after the original offering and sale of the Depositary Shares. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, HSBC Securities (USA) Inc.

may act as principal or agent, including as agent for the counterparty in a transaction in which HSBC Securities (USA) Inc. acts as principal, or as agent for both counterparties in a transaction in which HSBC Securities (USA) Inc. does not act as principal. HSBC Securities (USA) Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of HSBC Finance may also engage in transactions of this kind and may use this prospectus supplement and the accompanying prospectus for this purpose. Neither HSBC Securities (USA) Inc. nor any other affiliate of HSBC Finance has an obligation to make a market in the Depositary Shares and may discontinue any market-making activities at any time without notice, in its sole discretion.

        The Company does not expect to receive any proceeds from market-making transactions. HSBC Finance does not expect HSBC Securities (USA) Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to HSBC Finance.

        Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

        Unless the Company or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

LEGAL OPINIONS

        The validity of the Series B Preferred Stock and the Depositary Shares will be passed upon for HSBC Finance by Patrick D. Schwartz, Vice President, Deputy General Counsel—Corporate and Assistant Secretary of HSBC Finance. Sidley Austin Brown & Wood LLP, Chicago, Illinois has acted as special tax counsel to HSBC Finance in connection with tax matters related to the issuance of the Series B Preferred Stock and the Depositary Shares. Certain legal matters will be passed upon for underwriters and agents by McDermott Will & Emery LLP, Chicago, Illinois. Mr. Schwartz is a full-time employee and an officer of HSBC Finance and owns equity securities of HSBC Holdings.

EXPERTS

        The consolidated financial statements of HSBC Finance as of December 31, 2004 and 2003 and for the year ended December 31, 2004; the periods January 1, 2003 through March 28, 2003 and March 29, 2003 through December 31, 2003; and the year ended December 31, 2002, which are included in our Annual Report on Form 10-K, have been incorporated by reference in the prospectus and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report states that as a result of the acquisition of HSBC Finance by HSBC Holdings plc on March 28, 2003, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable. The audit report also states that HSBC Finance has restated its consolidated financial statements as of December 31, 2003 and for the period March 29, 2003 through December 31, 2003.

        With respect to the unaudited interim financial information as of and for the three months ended March 31, 2004 and for the periods January 1, 2003 through March 28, 2003 and March 29, 2003 through March 31, 2003, as of and for the three and six months ended June 30, 2004 and for the periods January 1, 2003 through March 28, 2003 and March 29, 2003 through June 30, 2003 and the three months ended June 30, 2003, and as of and for the three and nine months ended September 30, 2004 and for the periods January 1, 2003 through March 28, 2003 and March 29, 2003 through September 30, 2003 and the three months ended September 30, 2003, incorporated by reference herein, the independent registered public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly report on Forms 10-Q/A for the quarter ended March 31, 2004, for the quarter ended June 30, 2004 and for the quarter ended September 30, 2004, incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The independent registered public accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the 1933 Act) for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the independent registered public accountants within the meaning of Sections 7 and 11 of the 1933 Act.

HSBC Finance Corporation

$15,000,000,000

Debt Securities

and

Warrants to Purchase Debt Securities

Preferred Stock ($0.01 par value)

Depositary Shares

        HSBC Finance Corporation will provide specific terms of the securities that it may offer at any time in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        HSBC Finance Corporation may use this prospectus in connection with the initial sale of these securities. In addition, HSBC Securities (USA) Inc., or other affiliates of HSBC Finance Corporation, may use this prospectus in market-making transactions in these or similar securities after the initial sale. UNLESS HSBC FINANCE CORPORATION OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS IS BEING USED IN A MARKET-MAKING TRANSACTION.

The date of this Prospectus is June 13, 2005

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more initial offerings up to a total dollar amount of $15,000,000,000 (of which $3,500,000,000 of securities have been issued and sold prior to the date of this prospectus). This prospectus may also be used in market-making transactions, as described under the heading "MANNER OF OFFERING." This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION." In this prospectus, "us," "we," "Company" and "HSBC Finance" refer to HSBC Finance Corporation. Prior to December 15, 2004, HSBC Finance Corporation was known as Household International, Inc. Consequently, any references herein to HSBC Finance for any periods prior to December 15, 2004, shall be deemed to refer to Household International, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain of the matters discussed under the caption "HSBC Finance" and elsewhere in this prospectus and any prospectus supplement or in the information incorporated by reference herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HSBC Finance to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a list of such risks, uncertainties and factors you should refer to the information incorporated by reference herein. See "WHERE YOU CAN FIND MORE INFORMATION."

HSBC FINANCE

        HSBC Finance and its subsidiaries offer a diversified range of financial services. HSBC Finance traces its origin through the same ownership to an office established in 1878. The address of its principal executive office is 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone 847-564-5000). HSBC Finance, formerly known as Household International, Inc., was acquired by a wholly-owned subsidiary of HSBC Holdings plc on March 28, 2003. On December 15, 2004, Household International, Inc.'s wholly-owned subsidiary, Household Finance Corporation, merged into Household International, Inc. and Household International, Inc. was renamed "HSBC Finance Corporation."

        HSBC Finance is a subsidiary of HSBC Investments (North America) Inc., an indirect wholly-owned subsidiary of HSBC Holdings plc. HSBC Holdings, headquartered in London, England, is one of the largest banking and financial services organizations in the world. HSBC Holdings' ordinary shares are admitted to trading on the London Stock Exchange and are listed on The Stock Exchange of Hong Kong, Euronext Paris and the Bermuda Stock Exchange, and its American depository shares are listed on the New York Stock Exchange.

        We primarily provide middle-market consumers with several types of loan products in the United States, the United Kingdom, Canada, the Republic of Ireland, the Czech Republic and Hungary. The principal product of our consumer financial services business is the making of cash loans, real estate loans secured by first and second mortgages, sales finance loans and other unsecured loans directly to consumers in the United States. Loans are made through branch lending offices under the brands "HFC" and "Beneficial," and through direct mail, correspondents, telemarketing and the Internet. We also acquire portfolios of open-end and closed-end, secured and unsecured loans.

        We offer both MasterCard* and VISA* credit cards to residents throughout the United States primarily through strategic affinity relationships. We also purchase and service revolving charge card accounts originated by merchants. These accounts result from consumer purchases of goods and services from the originating merchant. We also directly originate closed-end sales contracts.

*
MasterCard and VISA are registered trademarks of MasterCard International Incorporated and VISA USA, Inc., respectively.

        We also make loans for the purchase of new and used vehicles. Installment contracts are secured by the vehicles and these contracts are purchased from franchised dealers. We also lend directly to customers through direct mail solicitations, Internet applications and alliance partner referrals. We also make tax refund anticipation loans. These loans are marketed to consumers at H&R Block offices, Jackson Hewitt offices and offices of other tax preparation services throughout the United States.

        Our subsidiaries primarily service the loans made by us and our subsidiaries.

        We offer credit life and credit accident, health and disability, unemployment, property, term life, collateral protection and specialty insurance products to our customers. Such insurance is generally written directly by, or reinsured with, one of our insurance affiliates.

        Internationally, our United Kingdom subsidiaries offer secured and unsecured lines of credit and closed-end loans, retail finance products, insurance products and credit cards and operates in England, Scotland, Wales, Northern Ireland and the Republic of Ireland. Offices were opened in the Czech Republic and Hungary to facilitate the expansion plans of one of our U.K. merchant alliances and have expanded to include branch lending offices. Our Canadian business offers consumer real estate secured and unsecured closed-end loans, insurance products, revolving credit, private label credit cards and retail finance products to middle and low income families and accepts deposits through its trust operations.

MANNER OF OFFERING

        The securities will be offered by HSBC Finance in connection with their initial issuance or by our affiliates in market-making transactions after their initial issuance. The securities offered in market-making transactions may be securities that we will not issue until after the date of this prospectus as well as our securities that have been previously issued. The initial aggregate offering price specified on the cover of this prospectus relates to securities that we have not yet issued.

        When we issue new securities, we may offer them for sale through underwriters, dealers and agents, including our affiliates, or directly to purchasers. The applicable prospectus supplement will include any required information about the firms we use to distribute these securities and the discounts or commissions we may pay for their services.

        Our affiliates that we refer to above may include, among others, HSBC Securities (USA) Inc., for offers and sales in the United States, and other affiliates of HSBC Finance for offers and sales outside the United States.

        If you purchase securities in a market-making transactions, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which HSBC Securities (USA) Inc., or another of our affiliates, resells a security that it has previously acquired from another holder. A market-making transaction in a particular security occurs after the original issuance and sale of that security.

USE OF PROCEEDS

        Unless otherwise indicated in the prospectus supplement, we will apply the net proceeds from the sale of the securities to our general funds to be used in our financial services business, and may include the funding of investments in, or extensions of credit to, our affiliates. Pending such applications, the net proceeds will be used initially to reduce our outstanding commercial paper. The proceeds of our commercial paper are used in connection with our financial services business.

EARNINGS RATIOS

        The ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for HSBC Finance and its subsidiaries for the periods indicated below was as follows:

	Three months ended
			Year Ended December 31,		March 29 to December 31,	January 1 to March 28,		Year Ended December 31,
	March 31,
	2005	2004	2004		2003	2003		2002		2001	2000
	(Successor)		(Successor)		(Successor)	(Predecessor)		(Predecessor)
Ratio of Earnings to Fixed Charges(1)	1.90	1.98	1.92	(2)	1.99	1.47	(3)	1.57	(4)	1.66	1.63
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1)	1.85	1.91	1.86	(2)	1.91	1.42	(3)	1.54	(4)	1.65	1.62

(1)
For purposes of calculating these ratios, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness (including capitalized interest) and one-third of rental expense (approximating the portion which represents interest). Preferred stock dividends represent an amount equal to income, before tax, which would be required to meet the dividends on preferred stock.

(2)
The ratios for the year ended December 31, 2004 were negatively impacted by the adoption of Federal Financial Institutions Examination Council charge-off policies for our domestic private label and MasterCard and Visa portfolios in December 2004 and positively impacted by the gain on the bulk sale of our domestic private label receivables to HSBC Bank USA, National Association in December 2004. Excluding these items, our ratio of earnings to fixed charges would have been 1.83 and our ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.77. These non-GAAP financial ratios are provided for comparison of our operating trends only.

(3)
The ratios for the period January 1 to March 28, 2003 were negatively impacted by HSBC Holdings acquisition related costs and other merger related items incurred by HSBC Finance Corporation. Excluding these charges, our ratio of earnings to fixed charges would have been 1.69 and our ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.63. These non-GAAP financial ratios are provided for comparison of our operating trends only.

(4)
The ratios for the year ended December 31, 2002 were negatively impacted by a settlement charge and related expenses and the loss on the disposition of Thrift assets and deposits. Excluding these items, our ratio of earnings to fixed charges would have been 1.80 and our ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.76. These non-GAAP financial ratios are provided for comparison of our operating trends only.

        In accordance with the guidelines for accounting for business combinations, the purchase price paid by HSBC Holdings plc for its acquisition of HSBC Finance plus related purchase accounting adjustments have been "pushed down" and recorded in our financial statements for the periods subsequent to March 28, 2003. This has resulted in a new basis of accounting reflecting the fair market value of our assets and liabilities for the "successor" periods beginning March 29, 2003. Information for all "predecessor" periods prior to the merger are presented using our historical basis of accounting, which impacts comparability to our "successor" periods.

DESCRIPTION OF DEBT SECURITIES

        HSBC Finance may offer, from time to time, one or more series of unsecured senior notes ("Debt Securities"). The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any supplement to this prospectus ("Prospectus Supplement") may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent to which such general terms and provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

General

        Offered Debt Securities will constitute either senior or senior subordinated unsecured debt of HSBC Finance and will be issued under one of the indentures specified elsewhere herein (the "Indentures"). The Indentures, or forms thereof, and the Standard Provisions (as defined herein) have been filed as exhibits to HSBC Finance's Registration Statement which registers the securities with the Securities and Exchange Commission. The following summaries do not purport to be complete and, where particular provisions of an Indenture or the Standard Provisions are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries, which are qualified in their entirety by such reference.

        The Indentures provide that Debt Securities may be issued thereunder from time to time in one or more series and do not limit the aggregate principal amount of the Debt Securities except as may be otherwise provided with respect to any particular series of Offered Debt Securities.

        Unless otherwise indicated in the Prospectus Supplement with respect to any particular series of Offered Debt Securities, the Debt Securities will be issued in registered form without coupons, will be exchangeable for authorized denominations, and will be transferable at any time or from time to time. No charge will be made to the holder for any such exchange or registration of transfer except for any tax or governmental charge incident thereto. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities of each series will be issued in the form of one or more global securities that will be deposited with, or on behalf of, a depositary. See "Book-Entry System" below.

        Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms and other information to the extent applicable with respect to the Offered Debt Securities: (1) the title of the Offered Debt Securities and whether such Offered Debt Securities will be senior or senior subordinated debt of HSBC Finance; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) HSBC Finance will be paid for the Offered Debt Securities and the initial offering price, if any, at which the Offered Debt Securities will be offered to the public; (4) the currency, currencies or currency units for which the Offered Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Offered Debt Securities may be payable; (5) the date or dates on which the Offered Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (7) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence, and the record dates for such interest payment dates, if any; (8) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by HSBC Finance, and the other detailed terms and provisions of such sinking and/or purchase funds; (9) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of HSBC Finance or of the holder thereof and the other detailed terms and provisions of such optional redemption; (10) the denominations in which the Offered Debt Securities are authorized to be issued; (11) the securities exchange, if any, on which the Debt Securities will be listed; and (12) additional provisions, if any, with respect to the Offered Debt Securities.

        If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in a Prospectus Supplement relating thereto.

        Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a discount below their stated principal amount. "Original Issue Discount Securities" means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof. As used in the following summary of certain terms of the Debt Securities, the term "principal amount" means, in the case of any Original Issue Discount Security, the amount that would then be due and payable upon acceleration of the maturity thereof, as specified in such Debt Security.

Senior Debt Securities

        The trustees for the indentures under which Offered Debt Securities constituting senior debt of HSBC Finance (the "Senior Debt Securities") will be issued shall be either U.S. Bank National Association, BNY Midwest Trust Company, J.P. Morgan Trust Company, National Association, or such other entity which may be specified in the Prospectus Supplement (collectively, the "Senior Trustees"). Each particular series of Senior Debt Securities will be issued under the Indenture specified in the Prospectus Supplement between HSBC Finance and a Senior Trustee, which will incorporate the terms and provisions of the Standard Multiple-Series Indenture Provisions for Senior Debt Securities (the "Standard Provisions"). The above noted indentures are collectively called the "Indentures for Senior Debt Securities" herein. Senior Debt Securities will rank on a parity with all unsecured debt of HSBC Finance, and prior to all subordinated debt.

        Principal of and interest, if any, on Senior Debt Securities will be payable at the office or agency of HSBC Finance specified in the Prospectus Supplement, depending on the Senior Trustee; provided, however, that payment of interest may be made at the option of HSBC Finance by check or draft mailed to the person entitled thereto.

  Covenant Against Creation of Pledges or Liens

        All Senior Debt Securities issued under the Indentures for Senior Debt Securities will be unsecured. HSBC Finance covenants that, with the exceptions listed below, it will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien ("security interest") of or upon any of its property, now owned or hereafter acquired, unless the Senior Debt Securities then outstanding are, by supplemental indenture, effectively secured by such security interest equally and ratably with all other indebtedness secured thereby for so long as such other indebtedness shall be so secured. The term "indebtedness for borrowed money" does not include any guarantee, cash deposit or other recourse obligation in connection with the sale, securitization or discount by HSBC Finance of finance or accounts receivables, trade acceptances, or other paper arising in the ordinary course of its business.

        The foregoing covenant does not apply to (a) security interests to secure the payment of the purchase price of property, shares of capital stock, or indebtedness acquired by HSBC Finance or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of HSBC Finance; (b) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by HSBC Finance; (c) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into HSBC Finance or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to HSBC Finance; (d) security interests to secure any indebtedness of HSBC Finance to a subsidiary; (e) security interests in property of HSBC Finance in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such security interests; (f) security interests on properties financed through tax-exempt municipal obligations; provided that such security interests are limited to the property so financed; (g) security interests existing on the date of execution of the applicable Indenture; and (h) any extension, renewal, refunding, or replacement (or successive extensions, renewals, refundings, or replacements), in whole or in part, of any security interest referred to in the foregoing clauses (a) through (g) inclusive; provided, however, that the principal amount of indebtedness secured in such extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by such security interest; provided, further, that such extension, renewal, refunding, or replacement of such security interest is limited to all or part of the property subject to such security interest so extended, renewed, refunded, or replaced.

        Notwithstanding the foregoing, HSBC Finance may, without equally and ratably securing the Senior Debt Securities, issue, assume, or guarantee indebtedness secured by a security interest not excepted pursuant to clauses (a) through (h) above if the aggregate amount of such indebtedness, together with all other indebtedness of, or guaranteed by, HSBC Finance existing at such time and secured by security interests not so excepted, does not at the time exceed 10% of HSBC Finance's Consolidated Net Worth (as defined). In addition, an arrangement with any person providing for the leasing by HSBC Finance of any property, which property has been or is to be sold or transferred by HSBC Finance to such person with the intention that such property be leased back to HSBC Finance, shall not be deemed to create any indebtedness secured by a security interest if the obligation in respect to such lease would not be included as a liability on a consolidated balance sheet of HSBC Finance. The holders of not less than a majority in principal amount of the Debt Securities at the time outstanding under an Indenture, on behalf of the holders of all of the Debt Securities issued under such Indenture, may waive compliance with the foregoing covenant. (Standard Provisions—Section 3.08)

  Concerning the Trustees

        HSBC Finance maintains a banking relationship with each of the Senior Trustees or affiliates thereof and certain of the Senior Trustees are also trustees under other indentures of HSBC Finance under which outstanding senior or subordinated unsecured debt securities of HSBC Finance have been issued. The Senior Trustees or affiliates thereof may also have other financial relations with HSBC Finance and other corporations affiliated with HSBC Finance.

Senior Subordinated Debt Securities

        Offered Debt Securities which will constitute senior subordinated unsecured debt of HSBC Finance (the "Senior Subordinated Debt Securities") will be issued under an Indenture between HSBC Finance and BNY Midwest Trust Company, as Trustee (the "Indenture for Senior Subordinated Debt Securities").

        Principal and interest, if any, on Senior Subordinated Debt Securities will be payable at the office or agency of HSBC Finance specified in the Prospectus Supplement; provided, however, that payment of interest may be made at the option of HSBC Finance by check or draft mailed to the person entitled thereto.

  Subordination

        Senior Subordinated Debt Securities are subordinate and junior in right of payment to all indebtedness for borrowed money of HSBC Finance, whenever outstanding, which is not by its terms subordinate and junior to other indebtedness of HSBC Finance, such indebtedness of HSBC Finance to which the Senior Subordinated Debt Securities are subordinate and junior being hereinafter called "senior indebtedness." At March 31, 2005, the aggregate amount of senior indebtedness recorded on HSBC Finance's balance sheet was approximately $107,870 million. HSBC Finance is not directly limited in its ability to issue additional senior indebtedness.

        In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to HSBC Finance or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of HSBC Finance, whether or not involving insolvency or bankruptcy, then the holders of senior indebtedness shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of principal or interest upon the Senior Subordinated Debt Securities, and to that end (but subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred in the Indentures for Senior Subordinated Debt Securities upon the senior indebtedness and the holders thereof with respect to the subordinated indebtedness represented by the Senior Subordinated Debt Securities and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law) the holders of senior indebtedness shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of the Senior Subordinated Debt Securities, except securities which are subordinate and junior in right of payment to the payment of all senior indebtedness then outstanding.

        In the event that any Senior Subordinated Debt Security is declared or becomes due and payable before its expressed maturity because of the occurrence of a default under the Indenture for Senior

Subordinated Debt Securities (under circumstances when the provisions of the foregoing paragraph shall not be applicable), the holders of the senior indebtedness outstanding at the time such Senior Subordinated Debt Security so becomes due and payable because of such occurrence of such default shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of the principal or interest upon the Senior Subordinated Debt Securities.

        Without limiting the foregoing, no payment of principal, premium or interest shall be made upon the Senior Subordinated Debt Securities during the continuance of any default in the making of any required payment under any sinking fund or analogous fund created for the benefit of any senior indebtedness or any other default in the payment of principal of, or interest on, any senior indebtedness then outstanding, whether by lapse of time, by declaration, by call or notice of prepayment or otherwise. (Indenture for Senior Subordinated Debt Securities—Section 12.01)

  Liens

        HSBC Finance will not create, assume, incur or suffer to exist any mortgage, pledge or other lien on any of the property or assets of HSBC Finance whether now owned or hereafter acquired for the purpose of securing any senior subordinated indebtedness or junior subordinated indebtedness, as defined. (Indenture for Senior Subordinated Debt Securities—Section 3.08)

  Concerning the Trustee

        BNY Midwest Trust Company is trustee under other indentures of HSBC Finance under which certain of HSBC Finance's outstanding senior subordinated debt securities have been issued and under which HSBC Finance senior debt securities may be issued. HSBC Finance maintains banking relationships with affiliates of BNY Midwest Trust Company. Affiliates of BNY Midwest Trust Company also have other financial relations with HSBC Finance and other corporations affiliated with HSBC Finance.

Satisfaction, Discharge, and Defeasance of the Indentures and Debt Securities

        If there is deposited irrevocably with the Trustee as trust funds for the benefit of the holders of Debt Securities of a particular series an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest, if any, on such series of Debt Securities on the dates such payments are due in accordance with the terms of such series of Debt Securities through their maturity, and if HSBC Finance has paid or caused to be paid all other sums payable by it under the applicable Indenture with respect to such series, then HSBC Finance will be deemed to have satisfied and discharged the entire indebtedness represented by such series of Debt Securities and all of the obligations of HSBC Finance under such Indenture with respect to such series, except as otherwise provided in such Indenture. In the event of any such defeasance, holders of such Debt Securities would be able to look only to such trust funds for payment of principal, premium, if any, and interest, if any, on their Debt Securities. (Standard Provisions—Section 6.03, Indenture for Senior Subordinated Debt Securities—Section 6.03)

        For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such Debt Securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance.

Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of defeasance.

Modification of Indentures

        Each Indenture provides that the holders of not less than a majority in principal amount of each series of Debt Securities at the time outstanding under such Indenture may enter into supplemental indentures for the purpose of amending, in any manner, provisions of the Indenture or of any supplemental indenture or modifying the rights of holders of such series of Debt Securities. However, no such supplemental indenture, without the consent of the holder of each outstanding Debt Security affected thereby, shall, among other things, (i) change the maturity of the principal of, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or (ii) reduce the aforesaid percentage of the Debt Securities, the consent of the holders of which is required for the execution of any such supplemental indenture or for any waiver of compliance with any covenant or condition in such Indenture. (Standard Provisions—Section 11.02, Indenture for Senior Subordinated Debt Securities—Section 11.02)

        Each Indenture may be amended or supplemented without the consent of any holder of Debt Securities under certain circumstances, including (i) to cure any ambiguity, defect or inconsistency in the Indenture, any supplemental indenture, or in the Debt Securities of any series; (ii) to evidence the succession of another corporation to the Company and to provide for the assumption of all the obligations of the Company under the Debt Securities and the Indenture by such corporation; (iii) to provide for uncertificated Debt Securities in addition to certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of holders of Debt Securities issued thereunder; (v) to provide for a new series of Debt Securities; or (vi) to add to rights of holders of Debt Securities or add additional Events of Default. (Standard Provisions—Section 11.01, Indenture for Senior Subordinated Debt Securities—Section 11.01)

Successor Entity

        The Company may not consolidate with or merge into, or transfer, sell or lease its properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all obligations of the Company under the Indenture terminate. (Standard Provision—Section 10.02, Indenture for Senior Subordinated Debt Securities—Sections 10.01 and 10.02)

Events of Default

        Each Indenture defines the following as Events of Default with respect to any series of Debt Securities: default for 30 days in the payment of any interest upon any Debt Security of such series issued under such Indenture; default in the payment of any principal of or premium on any such Debt Security; default for 30 days in the deposit of any sinking fund or similar payment for such series of Debt Securities; default for 60 days after notice in the performance of any other covenant in the Indenture; certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants, with respect to borrowed money under another indenture in which the Trustee for such Debt Securities is trustee which results in the principal amount of such indebtedness becoming due and payable prior to maturity, which acceleration has not been rescinded or annulled; and certain events of bankruptcy, insolvency or reorganization. HSBC Finance is required to file with each Trustee annually a certificate as to the absence of certain defaults under the Indenture. (Standard Provisions—Sections 3.05 and 7.01, Indenture for Senior Subordinated Debt Securities—Sections 3.05 and 7.01)

        If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount of all the Debt Securities of such series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may, under certain circumstances, rescind or annul such declaration of acceleration. (Standard Provisions—Section 7.02, Indenture for Senior Subordinated Debt Securities—Section 7.02)

        The holders of not less than a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of such series, waive any past default under the Indenture and its consequences with respect to Debt Securities of such series, except a default (a) in the payment of principal of (or premium, if any) or interest, if any, on any Debt Securities of such series, or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected. (Standard Provisions—Section 7.13, Indenture for Senior Subordinated Debt Securities—Section 7.13)

        Each Indenture provides that the Trustee thereunder may withhold notice to holders of Debt Securities of any default, except in payment of the principal of (or premium, if any) or interest, if any, on any Debt Security issued under such Indenture or in the payment of any sinking fund or similar payment, if it considers it in the interest of holders of Debt Securities to do so. (Standard Provisions—Section 8.02, Indenture for Senior Subordinated Debt Securities—Section 8.02)

        Holders of Debt Securities may not enforce an Indenture except as provided therein. (Standard Provisions—Section 7.07, Indenture for Senior Subordinated Debt Securities—Section 7.07) Each Indenture provides that the holders of a majority in principal amount of the outstanding debt securities issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Standard Provisions—Section 7.12, Indenture for Senior Subordinated Debt Securities—Section 7.12) The Trustee will not be required to comply with any request or direction of holders of Debt Securities pursuant to the Indenture unless offered indemnity against costs and liabilities which might be incurred by the Trustee as a result of such compliance. (Standard Provisions—Section 8.03(e), Indenture for Senior Subordinated Debt Securities—Section 8.03(e))

DESCRIPTION OF WARRANTS

        HSBC Finance may issue, together with any Debt Securities offered by any Prospectus Supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between HSBC Finance and a bank or trust company, as warrant agent ("Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants ("Offered Warrants"). A copy of the forms of Warrant Agreement, including the form of warrant certificates representing the Warrants ("Warrant Certificates"), reflecting the alternative provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant certificates, respectively, including the definitions therein of certain terms.

General

        The Prospectus Supplement describes the terms of the Offered Warrants, the Warrant Agreement relating to the Offered Warrants and the Warrant Certificates representing the Offered Warrants, including the following: (1) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Offered Warrants; (2) the designation and terms of any related Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security; (3) the date, if any, on and after which the Offered Warrants and the related Offered Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise the Offered Warrants shall commence and the date ("Expiration Date") on which such right shall expire; (6) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; and (7) any other terms of the Offered Warrants.

        Warrant Certificates will be exchangeable on the terms specified in the Prospectus Supplement for new Warrant Certificates of different denominations, and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise.

Exercise of Warrants

        Each Offered Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Offered Warrants by payment of such exercise price in full in the manner specified in the Prospectus Supplement. Offered Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Warrants. After the close of business on the Expiration Date, unexercised Warrants will become void.

        Upon receipt of payment of the exercise price and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, HSBC Finance will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

DESCRIPTION OF PREFERRED STOCK

General

        HSBC Finance's amended and restated certificate of incorporation authorizes the issuance of 1,501,200 shares of capital stock of which 1,501,100 shares shall be designated preferred stock, $0.01 par value per share, and 100 shares shall be designated common stock, $0.01 par value per share. As of March 31, 2005, 1,100 shares of preferred stock were issued and outstanding and 50 shares of common stock were issued and outstanding. All outstanding shares of common stock and preferred stock are fully paid and non-assessable and owned by HSBC Investments (North America) Inc.

Preferred Stock

        The Company's preferred stock may be issued from time to time in one or more series as authorized by the board of directors or a duly authorized committee of the board of directors. The board of directors has adopted a resolution creating an offering committee of the board with the power to authorize the issuance and sale of one or more series of preferred stock and to determine the particular designations, powers, preferences and relative, participating, optional or other special rights, other than voting rights which shall be fixed by the board of directors, and qualifications, limitations or restrictions of the preferred shares. Other terms of any series of preferred shares, including the dividend rate, liquidation preference, redemption rights, if any, voting rights, conversion or sinking fund provisions, if any, and other special terms will be set forth in the certificate of designations, preferences and rights with respect to such series and described in the applicable prospectus supplement.

        Under current provisions of the general corporation law of the state of Delaware, the holders of issued and outstanding preferred stock are entitled to vote as a class upon a proposed amendment to HSBC Finance's restated certificate of incorporation, with the consent of a majority of said class being required to increase or decrease the aggregate number of authorized shares of preferred stock, increase or decrease the par value of shares of preferred stock, or alter or change the powers, preferences or special rights of the preferred stock as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock in an adverse manner, but would not affect the entire class of preferred stock, then only the shares of the series affected by the amendment would be considered a separate class for the purpose of determining who is entitled to vote on the proposed amendment.

Description of Authorized Series of Preferred Stock

        The following summary describes our authorized series of preferred stock, the Series A Preferred Stock ("Series A Preferred"). You should read the more detailed provisions of the certificate of designation, preferences and rights relating to the Series A Preferred for provisions that might be important to you.

Series A Preferred

        Dividends and Redemption.    Holders of the Series A Preferred are entitled to receive annually cumulative dividends at an annual rate of $65,000 per share. All dividends have been paid to date. In the event of the liquidation, dissolution or winding up of HSBC Finance, whether voluntary or involuntary, holders of the Series A Preferred are entitled to receive $1,000,000 per share, plus accrued and unpaid dividends. The Series A Preferred is not redeemable prior to March 31, 2008. The Series A Preferred is redeemable, at the option of HSBC Finance, in whole or in part, from time to time on or after March 31, 2008, at a redemption price of $1,000,000 per share plus an amount equal to accrued and unpaid dividends. The Series A Preferred is not entitled to the benefits of any sinking fund.

        Voting Rights.    So long as any shares of Series A Preferred shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of a majority of the number of then-outstanding shares of Series A Preferred, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, or by written consent, HSBC Finance shall not:

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  authorize or create any class or series, or any shares of any class or series, of capital stock of the Company having any preference or priority (either as to dividends or upon redemption, liquidation, dissolution, or winding up) over Series A Preferred ("Senior Stock") or issue shares of Senior Stock; provided however, that no such vote shall be required with respect to the authorization or creation by the Company of one or more classes and/or series of Senior Stock if the proceeds of the Company's issuance of such Senior Stock are sufficient, and are used, to redeem all outstanding shares of Series A Preferred concurrently with the issuance of such Senior Stock;

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  authorize or create any class or series, or any shares of any class or series, of capital stock of the Company ranking on a parity (either as to dividends or upon redemption, liquidation, dissolution or winding up) with the Series A Preferred Stock ("Parity Stock") or issue shares of Parity Stock; provided, however, that no such vote shall be required with respect to the authorization, creation or issuance by the Company of one or more classes and/or series of Parity Stock if the proceeds of the Company's issuance of such Parity Stock are sufficient, and are used to redeem all outstanding shares of Series A Preferred Stock congruently with the issuance of such Parity Stock;

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  reclassify, convert or exchange any shares of any capital stock of the Company into shares of Senior Stock or Parity Stock;

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  authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock or Parity Stock; or

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  amend, alter or repeal the Company's Amended and Restated Certificate of Incorporation, as it may be amended from time to time, or the Company's By-Laws, as they may be amended from time to time, to alter or change the powers, designations, preferences, rights and qualifications, limitations or restrictions of Series A Preferred or any Senior Stock or Parity Stock so as to affect Series A Preferred in any material adverse respect.

        Each holder of the Series A Preferred is entitled to vote on each matter submitted to a vote of stockholders of HSBC Finance. The holders of the Series A Preferred shall be entitled to one vote for each share held, voting together with the holders of common stock as a single class, at all meetings of stockholders (and written actions in lieu of meetings) (i) at which any resolution is proposed to (A) effect the voluntary liquidation, dissolution or winding up of HSBC Finance, or (B) the sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the HSBC Finance; or (ii) if HSBC Finance shall have failed to pay in full all cash dividends due and payable on an annual dividend payment date (whether or not declared by the Board) including any accrued and unpaid dividends; provided in the case of clause (i) above, the holders of the Series A Preferred will be entitled to vote only on any resolution that is proposed to effect the voluntary liquidation, dissolution or winding up of the Corporation, or the sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Corporation.

        With respect to all matters to be voted on at meetings of stockholders (and written actions in lieu of meetings) and not specifically covered in the preceding two paragraphs, the holders of Series A Preferred shall be entitled to vote with the stockholders, and shall have such vote so that the holders of Series A Preferred, in the aggregate, hold 15% of the voting power with respect to such matters.

        Conversion Rights.    The holders of the Series A Preferred do not have any rights to convert their shares into shares of any other class or series of capital stock, or any other security, of HSBC Finance.

Depositary Shares

        General.    HSBC Finance may, at its option, elect to issue fractional shares of preferred shares, rather than full shares of preferred shares. In the event such option is exercised, HSBC Finance may elect to have a depositary issue receipts for depositary shares, each receipt representing a fraction, to be set forth in the prospectus supplement relating to a particular series of preferred shares, of a share of a particular series of preferred shares as described below.

        The shares of any series of preferred shares represented by depositary shares will be deposited under a deposit agreement between HSBC Finance and a bank or trust company selected by HSBC Finance. The depositary must have its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred shares represented by such depositary share, to all the rights and preferences of the preferred share represented by the depositary share, including dividend, voting, redemption and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred shares in accordance with the terms of an offering of the preferred shares. Copies of the forms of deposit agreement and depositary receipt are filed as exhibits to the registration statement of which this prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

        Pending the preparation of definitive engraved depositary receipts, the depositary may, upon the Company's written order, issue temporary depositary receipts substantially identical to, and with all the same rights of, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at the Company's expense.

        Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement, a holder of depositary receipts may have the depositary deliver to the holder the whole shares of preferred shares relating to the surrendered depositary receipts. Holders of depositary shares may receive whole shares of the related series of preferred shares on the basis set forth in the related prospectus supplement for such series of preferred shares, but holders of such whole shares will not after the exchange be entitled to receive depositary shares for their whole shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred shares to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

        Dividends and Other Distributions.    The depositary will distribute all cash dividends or other cash distributions received for the preferred shares to the record holders of depositary shares relating to the preferred shares in proportion to the numbers of such depositary shares owned by such holders.

        In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make distribution of the property. In that case the depositary may, with the Company's approval, sell such property and distribute the net proceeds from the sale to such holders.

        Redemption of Depositary Shares.    If a series of preferred shares represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred shares held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. Whenever HSBC Finance redeems shares of preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of preferred shares redeemed by the Company. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

        Voting the Preferred Shares.    Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred shares. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred shares, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred shares represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred shares represented by such depositary shares in accordance with such instructions, and HSBC Finance will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred shares to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred shares.

        Amendment and Termination of the Deposit Agreement.    HSBC Finance and the depositary at any time may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. HSBC Finance or the depositary may terminate the deposit agreement only if all outstanding depositary shares have been redeemed, or there has been a final distribution in respect of the preferred shares in connection with any liquidation, dissolution or winding up of HSBC Finance and such distribution has been distributed to the holders of depositary receipts.

        Charges of Depositary.    HSBC Finance will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. HSBC Finance will pay charges of the depositary in connection with the initial deposit of the preferred shares and any redemption of the preferred shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

        Miscellaneous.    The depositary will forward to the record holders of the depositary shares relating to such preferred shares all reports and communications from HSBC Finance which are delivered to the depositary.

        Neither HSBC Finance nor the depositary will be liable if either one is prevented or delayed by law or any circumstance beyond their control in performing the obligations under the deposit agreement. The obligations of HSBC Finance and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless satisfactory indemnity is furnished. The depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

        Resignation and Removal of Depositary.    The depositary may resign at any time by delivering to HSBC Finance notice of its election to do so, and HSBC Finance may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

BOOK-ENTRY PROCEDURES

        Unless otherwise indicated in the Prospectus Supplement with respect to any offered securities, upon issuance, all offered securities will be represented by one or more global securities (the "Global Security"). The Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC" or the "Depositary") and registered in the name of Cede & Co. (the Depositary's partnership nominee). Unless and until exchanged in whole or in part for offered securities in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such

Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

        If so indicated in the Prospectus Supplement with respect to any offered securities, investors may elect to hold interests in Global Securities through either the Depositary (in the United States) or Clearstream Banking, société anonyme, formerly Cedelbank ("Clearstream Luxembourg"), or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Unless otherwise indicated in the applicable Prospectus Supplement, Citibank, N.A. will act as depositary for Clearstream Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries").

        So long as the Depositary, or its nominee, is a registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of offered securities represented by such Global Security for all purposes under the Indenture or other governing documents. Except as provided below, the actual owners of offered securities represented by a Global Security (the "Beneficial Owner") will not be entitled to have the offered securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the offered securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or other governing documents. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant of the Depositary (a "Participant"), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture or other governing documents. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest which a holder is entitled to give or take under an Indenture or other governing documents, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depositary to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        The following is based on information furnished by DTC:

        DTC will act as securities depositary for offered securities. Offered securities will be issued in fully registered form registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered Global Securities will be issued for the offered securities in the aggregate amount of such issue, and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

        Purchases of offered securities under DTC's system must be made by or through Direct Participants, which will receive a credit for offered securities on DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in offered securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in offered securities, except in the limited circumstances which may be provided in the applicable Indenture or other governing documents.

        To facilitate subsequent transfers, all offered securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of offered securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of offered securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC, nor Cede & Co. will consent or vote with respect to offered securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts offered securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

        Payments on offered securities will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, any Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment due to DTC on behalf of Beneficial Owners is the responsibility of the Company or the applicable agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

        DTC may discontinue providing its services as securities depositary with respect to offered securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, offered security certificates are required to be printed and delivered.

        The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates for offered securities will be printed and delivered.

        Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

        Distributions with respect to offered securities held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

        Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the "Euroclear Operator").

        Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or agents for offered securities. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to offered securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

        Initial settlement for offered securities will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. If and to the extent the Prospectus Supplement with respect to any offered securities indicates that investors may elect to hold interests in offered securities through Clearstream Luxembourg or Euroclear, secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving offered securities in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

        Because of time-zone differences, credits of offered securities received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the Depositary settlement date. Such credits or any transactions in offered securities settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of offered securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

        Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of offered securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS
FOR OFFERED DEBT SECURITIES

        A beneficial owner of an Offered Debt Security will generally be subject to the withholding of U.S. federal income tax unless one of the following steps is taken to obtain an exemption from or reduction of the withholding:

        Exemption for Non-U.S. Holders (Internal Revenue Service ("IRS") Form W-8BEN).    A beneficial owner of an Offered Debt Security that is a Non-U.S. Holder, as defined below under "United States Taxation of Non-U.S. Holders" (other than certain persons that are related to HSBC Finance through stock ownership or that are banks receiving certain types of interest as described under "United States Taxation of Non-U.S. Holders—Income Taxation"), can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial

Owner for United States Tax Withholding). Special rules apply in the case of foreign partnerships and foreign trusts.

        Exemption for Non-U.S. Holders with effectively connected income (IRS Form W-8ECI).    A beneficial owner of an Offered Debt Security that is a Non-U.S. Holder, including a non-U.S. corporation or bank with a U.S. branch, that conducts a trade or business in the United States with which interest income on an Offered Debt Security is effectively connected, can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8ECI (Certificate of Foreign Person's Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United States).

        Exemption or reduced rate for Non-U.S. Holders entitled to the benefits of a treaty (IRS Form W-8BEN).    A beneficial owner of an Offered Debt Security that is a Non-U.S. Holder entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding of tax (depending on the terms of the treaty) by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding).

        Exemption for U.S. Holders (IRS Form W-9).    A beneficial owner of an Offered Debt Security that is a U.S. Holder (i.e., a person that is not a Non-U.S. Holder) can obtain a complete exemption from the withholding of tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

        U.S. federal income tax reporting procedures.    A beneficial owner of an Offered Debt Security is required to submit the appropriate IRS Form under applicable procedures to the person through which the owner directly holds the Offered Debt Security. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream Luxembourg as the holder of the Offered Debt Security, the IRS Form must be provided to Euroclear or Clearstream Luxembourg, as the case may be. Each other person through which an Offered Debt Security is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Offered Debt Security, until the IRS Form is received by the Withholding Agent, as defined below under "United States Taxation of Non-U.S. Holders." For example, in the case of an Offered Debt Security held through Euroclear or Clearstream Luxembourg, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described under "United States Taxation of Non-U.S. Holders—Income Taxation", if a beneficial owner of the Offered Debt Security provides an IRS Form W-8BEN to a securities clearing organization, bank or other financial institution that holds the Offered Debt Security on its behalf.

        Each holder of an Offered Debt Security should be aware that if it does not properly provide the required IRS Form, or if the IRS Form (or, if permissible, a copy of such form) is not properly transmitted to and received by the Withholding Agent, interest on the Offered Debt Security may be subject to withholding and the holder (including the beneficial owner) will not be entitled to any additional amounts from HSBC Finance as provided for in connection with any series of Offered Debt Securities and as described in the applicable Prospectus Supplement with respect to such withholding. Such withholding, however, may in certain circumstances be allowed as a refund or as a credit against such holder's U.S. federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to holders of the Offered Debt Securities. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Offered Debt Securities.

UNITED STATES TAXATION OF NON-U.S. HOLDERS

        The following summary describes the material U.S. federal income tax considerations applicable to beneficial owners of the Offered Debt Securities who are Non-U.S. Holders. As used herein, the term "Non-U.S. Holder" means a beneficial owner of an Offered Debt Security other than a beneficial owner of an Offered Debt Security who or which is, for U.S. federal income tax purposes (i) an individual citizen or resident of the United States; (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof; or (iii) an estate or trust treated as a U.S. person under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"). The following discussion may not be applicable to a particular series of Offered Debt Securities depending on the terms and conditions established for such Offered Debt Securities in the Prospectus Supplement. Further, the discussion does not address any tax consequences applicable to any Warrants, Preferred Stock or Depositary Shares. Any special U.S. federal income tax consequences to Non-U.S. Holders (and, if necessary, to U.S. Holders) not described herein will be described in the Prospectus Supplement.

Income Taxation

        In the opinion of Sidley Austin Brown & Wood LLP, special tax counsel to HSBC Finance, under U.S. federal income tax law as of the date of this Prospectus, and subject to the discussion of backup withholding below, payments of principal and interest on the Offered Debt Securities by HSBC Finance or any paying agent to a Non-U.S. Holder will not be subject to withholding of U.S. federal income tax, provided that, in the case of interest:

  •
  such Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of HSBC Finance entitled to vote;

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  such Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to HSBC Finance through stock ownership;

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  such Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

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  the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (summarized below) are met.

        The certification requirements set forth in Section 871(h) or 881(c) of the Code are satisfied if either (1) the beneficial owner of the Offered Debt Security certifies, under penalties of perjury, to the last U.S. payor (or non-U.S. payor who is an authorized foreign agent of the U.S. payor, a "qualified intermediary," a U.S. branch of a foreign bank or foreign insurance company, a "withholding foreign partnership" or a "withholding foreign trust") in the chain of payment (the "Withholding Agent") that such owner is a Non-U.S. Holder and provides such owner's name and address, or (2) a securities clearing organization, a bank or another financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") that holds the Offered Debt Security certifies to the Withholding Agent, under penalties of perjury, that the certificate has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the Withholding Agent with a copy thereof. Generally, this statement is made on IRS Form W-8BEN, or substantially similar form, which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, an IRS Form W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least one payment annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent (or financial institution) within 30 days of such change by furnishing a new IRS Form W-8BEN (and the financial institution must promptly so inform the Withholding Agent). A Non-U.S. Holder that is not an individual or corporation (or an entity treated as a corporation for U.S. federal income tax purposes) holding Offered Debt Securities on its own behalf may have substantially increased reporting requirements. In particular, in the case of Offered Debt Securities held by a foreign partnership (or foreign trust), the partners (or grantors or beneficiaries), rather than the partnership (or trust), are required to provide the certification discussed above, and the partnership (or trust) is required to provide certain additional information. If an Offered Debt Security is held through a non-U.S. securities clearing organization or a non-U.S. financial institution (other than a U.S. branch or office of such organization or institution) or a non-U.S. branch or office of a U.S. financial institution or U.S. clearing organization, the organization or institution must provide a signed statement on an IRS Form W-8IMY to the Withholding Agent. However, in such case, unless the organization or institution is a qualified intermediary, a withholding foreign partnership or withholding foreign trust, the signed statement must be accompanied by a copy of the IRS Form W-8BEN or the substantially similar form provided by the beneficial owner to the organization or institution and such other information that is required by the IRS Form W-8IMY and Treasury Regulations, and such information must be updated as required. If the institution or organization is a qualified intermediary, withholding foreign partnership or withholding foreign trust that has entered into a qualified intermediary or similar agreement with the IRS, it must provide the Withholding Agent or other intermediary such additional information as is required by the agreement, IRS Form W-8IMY and Treasury Regulations.

        Even if a Non-U.S. Holder does not meet the above requirements, if the Non-U.S. Holder is entitled to the benefits of an income tax treaty to which the United States is a party, and the Non-U.S. Holder provides a properly completed IRS Form W-8BEN, such Non-U.S. Holder may obtain an exemption from or reduction of the withholding of tax (depending on the terms of the treaty).

        If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on the Offered Debt Security, or gain realized on the sale, exchange or other disposition of an Offered Debt Security, is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from withholding, will generally be subject to regular U.S. income tax on such interest or gain in the same manner as if it were a U.S. taxpayer. In lieu of the certification described above, such a holder will be required to provide to the Withholding Agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, an Offered Debt Security will be included in the earnings and profits of such Non-U.S. Holder if such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

        Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange or other disposition of an Offered Debt Security unless:

  •
  the gain is effectively connected with the U.S. Holder's conduct of a trade or business within the United States, or

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  in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

        Notwithstanding these two bullet points, a Non-U.S. Holder will not be subject to U.S. federal income tax to the extent that a treaty reduction or exemption applies and the appropriate documentation is provided.

Backup Withholding and Information Reporting

        A Non-U.S. Holder will not be subject to backup withholding provided that the Non-U.S. Holder has provided an IRS Form W-8BEN (or other permitted certification), together with all appropriate attachments, signed under penalties of perjury, identifying itself and certifying that it is not a U.S. person. Certain information reporting requirements may still apply even if an exemption from backup withholding is established.

        The payment of the proceeds from the disposition of an Offered Debt Securities to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of the Offered Debt Securities to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker is:

  •
  a U.S. person;

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  a controlled foreign corporation;

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  a U.S. branch of a foreign bank or foreign insurance company;

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  a foreign partnership controlled by U.S. persons or engaged in U.S. trade or business; or

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  a foreign person 50 percent or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period.

        In the case of the payment of the proceeds from the disposition of the Offered Debt Securities to or through a non-U.S. office of a broker that is described above, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that confirming the status of the Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption.

        Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining the exemption, if available. Any amounts withheld from payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder's federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Initial Offering and Sale

        HSBC Finance may sell the securities in their initial offering in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. Any such underwriters, dealers and agents may include HSBC Securities (USA) Inc., an affiliate of HSBC Finance, as described below. The Prospectus Supplement will set forth the terms of the securities being offered, including the name or names of any underwriters, dealers or agents, the purchase price of the offered securities and the proceeds to HSBC Finance from such sale, any underwriting discounts and other items constituting underwriters' compensation and any discounts and commissions allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If the offered securities are sold through underwriters, the Prospectus Supplement relating thereto will describe the nature of the obligation of the underwriters to take and pay for the offered securities. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms acting alone. The underwriter or underwriters with respect to a particular underwritten offering of offered securities will be named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased.

        The offered securities may be sold directly by HSBC Finance or through agents designated by HSBC Finance from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this Prospectus is delivered is named, and any commissions payable by HSBC Finance to such agent are set forth, in the Prospectus Supplement relating thereto.

        Underwriters and agents who participate in the distribution of the offered securities may be entitled under agreements which may be entered into with HSBC Finance to indemnification by HSBC Finance against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

        If so indicated in the Prospectus Supplement, HSBC Finance will authorize underwriters, dealers or other persons acting as HSBC Finance's agents to solicit offers by certain institutions to purchase offered securities from HSBC Finance pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by HSBC Finance. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the offered securities are also being sold to underwriters, HSBC Finance shall have sold to such underwriters the offered securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

        HSBC Finance and HSBC Securities (USA) Inc. are wholly-owned indirect subsidiaries of HSBC Holdings. HSBC Securities (USA) Inc., a broker-dealer subsidiary of HSBC Holdings, is a member of the National Association of Securities Dealers, Inc. ("NASD") and may participate in distributions of the offered securities. Accordingly, offerings of the offered securities in which HSBC Securities (USA) Inc. participates will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD, and any underwriters offering the offered securities in such offerings will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer. The maximum underwriting discounts and commissions to be received by any NASD member or independent broker/dealer in connection with any distribution of offered securities will not exceed 8% of the principal amount of such offered securities.

        Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

        Unless otherwise specified in the applicable Prospectus Supplement, payment of the purchase price for the securities will be required to be made in immediately available funds on the date of settlement.

Market-Making Resales by Affiliates

        This prospectus together with the applicable Prospectus Supplement and your confirmation of sale may also be used by HSBC Securities (USA) Inc. in connection with offers and sales of the offered securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. In a market- making transaction, HSBC Securities (USA) Inc. may resell a security it acquires from other holders after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, HSBC Securities (USA) Inc. may act as principal or agent, including as agent for the counterparty in a transaction in which HSBC Securities (USA) Inc. acts as principal, or as agent for both counterparties in a transaction in which HSBC Securities (USA) Inc. does not act as principal. HSBC Securities (USA) Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of HSBC Finance may also engage in transactions of this kind and may use this prospectus for this purpose. Neither HSBC Securities (USA) Inc. nor any other affiliate of HSBC Finance has an obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, in its sole discretion.

        The initial aggregate offering price specified on the cover of this prospectus relates to securities that we have not yet issued (except to the extent specified in "ABOUT THIS PROSPECTUS" above). This amount does not include securities to be sold in market-making transactions. The latter include securities to be issued after the date of this prospectus, as well as our securities that have previously been issued.

        HSBC Finance does not expect to receive any proceeds from market-making transactions. HSBC Finance does not expect that HSBC Securities (USA) Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to HSBC Finance.

        Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

        Unless HSBC Finance or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

ERISA MATTERS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("ERISA Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with the ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of offered securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") prohibit certain transactions between an ERISA Plan or other plan subject to Section 4975 of the Code (such plans and ERISA Plans, "Plans") and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of offered securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

        HSBC Finance, or the underwriter, dealer or agent selling offered securities, may be considered a "party in interest" or a "disqualified person" with respect to many Plans. The purchase of offered securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(c)(1) of the Code) and with respect to which HSBC Finance, or the underwriter, dealer or agent selling offered securities, is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such offered securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment finds), PTCE 95-60 (an exemption for certain transactions involving life insurance general accounts), PTCE 96-23 (an exemption for certain transactions determined by in-house investment managers), or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). By purchase of the offered securities, a Plan will be deemed to represent that such purchase and the subsequent holding of the offered securities will not result in a non-exempt prohibited transaction. Any pension or other employee benefit plan proposing to acquire any offered securities should consult with its counsel.

WHERE YOU CAN FIND MORE INFORMATION

        HSBC Finance files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by HSBC Finance at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public on the SEC's Internet site at http:\\www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the HSBC Finance documents listed below (originally filed under Household International, Inc. prior to December 15, 2004) and any future filings made by HSBC Finance with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities:

  •
  Annual Report on Form 10-K for the year ended December 31, 2004;

  •
  Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

  •
  Current Reports on Form 8-K filed on January 5, 2005, February 28, 2005 and May 16, 2005.

        You may request a copy of these filings, at no cost, by writing, emailing or telephoning us at: HSBC Finance Corporation, Office of the Secretary, 2700 Sanders Road, Prospect Heights, Illinois 60070, email: darcie.j.oakes@us.hsbc.com, Telephone: (847) 564-5000. These filings are also available on the website our company maintains at www.hsbcusa.com.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

LEGAL OPINIONS

        The legality of the offered securities will be passed upon for HSBC Finance by Patrick D. Schwartz, Vice President, Deputy General Counsel—Corporate and Assistant Secretary of HSBC Finance. Sidley Austin Brown & Wood LLP, Chicago, Illinois has acted as special tax counsel to HSBC Finance in connection with tax matters related to the issuance of Debt Securities. Certain legal matters will be passed upon for underwriters and agents by McDermott Will & Emery LLP, Chicago, Illinois. Mr. Schwartz is a full-time employee and an officer of HSBC Finance and owns equity securities of HSBC Holdings.

EXPERTS

        The consolidated financial statements of HSBC Finance as of December 31, 2004 and 2003 and for the year ended December 31, 2004; the periods January 1, 2003 through March 28, 2003 and March 29, 2003 through December 31, 2003; and year ended December 31, 2002, which are included in our Annual Report on Form 10-K, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report states that as a result of the acquisition of HSBC Finance by HSBC Holdings plc on March 28, 2003, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable. The audit report also states that HSBC Finance has restated its consolidated financial statements as of December 31, 2003 and for the period March 29, 2003 through December 31, 2003.

        With respect to the unaudited interim financial information as of and for the three months ended March 31, 2004 and for the periods January 1, 2003 through March 28, 2003 and March 29, 2003 through March 31, 2003, as of and for the three and six months ended June 30, 2004 and for the periods January 1, 2003 through March 28, 2003 and March 29, 2003 through June 30, 2003 and the three months ended June 30, 2003, and as of and for the three and nine months ended September 30, 2004 and for the periods January 1, 2003 through March 28, 2003 and March 29, 2003 through September 30, 2003 and the three months ended September 30, 2003, incorporated by reference herein, the independent registered public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly report on Forms 10-Q/A for the quarter ended March 31, 2004, for the quarter ended June 30, 2004 and for the quarter ended September 30, 2004, incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The independent registered public accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the 1933 Act) for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the independent registered public accountants within the meaning of Sections 7 and 11 of the 1933 Act.

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TABLE OF CONTENTS
Prospectus Supplement
Prospectus
USE OF PROCEEDS
EARNINGS RATIOS
DESCRIPTION OF DEPOSITARY SHARES
TERMS OF THE SERIES B PREFERRED STOCK
CERTAIN U.S. INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL OPINIONS
EXPERTS
ABOUT THIS PROSPECTUS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
HSBC FINANCE
MANNER OF OFFERING
USE OF PROCEEDS
EARNINGS RATIOS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
DESCRIPTION OF PREFERRED STOCK
BOOK-ENTRY PROCEDURES
CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS FOR OFFERED DEBT SECURITIES
UNITED STATES TAXATION OF NON-U.S. HOLDERS
PLAN OF DISTRIBUTION
ERISA MATTERS
WHERE YOU CAN FIND MORE INFORMATION
LEGAL OPINIONS
EXPERTS